Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of DPW Holdings, Inc. on Form S-3 of our report dated April 16, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of ENERTEC SYSTEMS 2001 LTD as of December 31, 2018 and for period from May 22, 2018 to December 31, 2018 appearing in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Tel Aviv, Israel	Ziv Haft /s/
December 27, 2019	Certified Public Accountants (Isr.)
BDO Member Firm